Exhibit 2.1

[EXECUTION COPY]

ASSET PURCHASE AGREEMENT

BY AND AMONG

EASY GARDENER PRODUCTS, LTD.,

WEATHERLY CONSUMER PRODUCTS GROUP, INC.,

WEATHERLY CONSUMER PRODUCTS, INC.

as the Sellers

AND

GREEN THUMB ACQUISITION CORPORATION

as the Buyer

DATED APRIL 19, 2006

TABLE OF CONTENTS

                                               Page

ARTICLE I. DEFINITIONS		2
1.1	Certain Definitions	2
1.2	Other Terms	12
1.3	Knowledge	12
1.4	Interpretation	12
ARTICLE II. PURCHASE OF ASSETS		12
2.1	Purchase.	12
2.2	Allocation of Purchase Price	13
2.3	Closing	13
2.4	Closing Deliveries.	13
2.5	Assignment and Assumption of Contracts.	15
2.6	Retained Liabilities	15
2.7	The Sellers’ Chapter 11 Bankruptcy Case.	16
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS		16
3.1	Organization, Standing and Power	16
3.2	Authority	17
3.3	No Conflict	17
3.4	Title	17
3.5	Assumed Contracts	17
3.6	Employee and Related Matters.	18
3.7	Intellectual Property	18
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		18
4.1	Organization, Standing and Power	18
4.2	Authority	18
4.3	Consents and Approvals; No Violation	19
4.4	Actions and Proceedings	19
4.5	Brokers	19
4.6	AS IS SALE	19

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4.7	Financial Condition	21
4.8	Investment Intent	21
ARTICLE V. COVENANTS		21
5.1	Access	21
5.2	Operation of Business	21
5.3	Notification	23
5.4	Filings	23
5.5	All Reasonable Efforts	24
5.6	Further Assurances	24
5.7	Publicity	24
5.8	Bankruptcy Filings, Auction Procedures and Break Up Fee.	24
5.9	Confidentiality	26
5.10	Transaction Taxes	27
5.11	Notice of Nonsatisfaction of Closing Condition	27
5.12	Cooperation	28
5.13	Access to Records	28
5.14	Charter Amendment	28
5.15	Notice of Sale	28
5.16	Financial Condition	28
ARTICLE VI. EMPLOYEE MATTERS		28
6.1	Personnel; Transferred Employees	28
6.2	COBRA and Health Claim Data	29
6.3	WARN	29
6.4	Defined Contribution Plan	29
6.5	Welfare Benefits	29
6.6	Vacations	29
6.7	Employee Benefit Plans - Sellers’ Liability	30
6.8	Wage Reporting	30
6.9	Unemployment Compensation	30
6.10	Employee Rights	30
6.11	Prior Service Recognized	30

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6.12	Directors’ and Officers’ Insurance	31
ARTICLE VII. CONDITIONS TO THE OBLIGATIONS OF THE PARTIES		31
7.1	Conditions to Each Party’s Obligations	31
7.2	Conditions to Obligations of the Buyer	31
7.3	Conditions to Obligations of the Sellers	32
ARTICLE VIII. TERMINATION		33
8.1	Termination	33
8.2	Procedure and Effect of Termination	34
8.3	Buyer’s Exclusive Remedy	35
8.4	The Sellers’ Remedy	35
ARTICLE IX. GENERAL PROVISIONS		36
9.1	Survival of Representations and Warranties	36
9.2	Notices	36
9.3	Section and Other Headings	37
9.4	Waiver	37
9.5	Entire Agreement; Disclosure Schedules	37
9.6	Amendments, Supplements, Etc.	37
9.7	No Rights of Third Parties	37
9.8	Enforcement	37
9.9	Invalid Provisions	37
9.10	Successors and Assigns	37
9.11	Counterparts	38
9.12	Facsimile Signature	38
9.13	Further Assurances	38
9.14	Fees and Expenses	38
9.15	WAIVER OF JURY TRIAL	38
9.16	Exclusive Jurisdiction	38
9.17	Computation of Days	39
9.18	No Consequential or Punitive Damages	39
9.19	Time of Essence	39

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Exhibits and Schedules

Exhibits

A	Form of Assignment and Assumption Agreement for Assumed Contracts
B	Form of Assignment and Assumption Agreement for Real Property Leases
C	Form of Assignment for Intellectual Property
D	Form of Assumption Agreement for Assumed Liabilities
E	Form of Bidding Procedures Motion
F	Form of Bidding Procedures Order
G	Form of Bill of Sale for Purchased Assets
H	Form of Sale Motion
I	Form of Sale Order
J	Form of Stock Power
K	Form of Escrow Agreement
L	DIP Budget
M	DIP Amendment

Schedules

1.4	Leased Real Property
1.5	Permitted Liens
2.1	Purchase Price
2.2	Asset Allocation
3.4	Title

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) dated April 19, 2006 (the “Execution Date”), is among Easy Gardener Products, Ltd., a Texas limited partnership (“Easy Gardener”), Weatherly Consumer Products Group, Inc., a Delaware corporation and wholly-owned subsidiary of Easy Gardener (“WCPG”), Weatherly Consumer Products, Inc, a Delaware corporation and wholly-owned subsidiary of WCPG (“WCP”), and Green Thumb Acquisition Corporation, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Easy Gardener, WCPG and WCP (together, the “Sellers”) desire to sell, and the Buyer desires to buy, the Purchased Assets (as defined below);

WHEREAS, the Sellers have been soliciting bids for the Purchased Assets, and have determined that the offer of the Buyer for the Purchased Assets set forth below is the highest and best offer received for those Purchased Assets to date and constitutes a fair and adequate purchase price;

WHEREAS, the purchase price for the Purchased Assets is not sufficient to satisfy the Sellers’ obligations to all its creditors, and the Sellers have concluded that, promptly after the date hereof, each of the Sellers will file a case (individually, a “Bankruptcy Case” and collectively, the “Bankruptcy Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”);

WHEREAS, the board of directors of the Buyer has determined that it is in the best interest of the Buyer to acquire the Purchased Assets;

WHEREAS, the parties hereto have agreed that subject to the terms and conditions of this Agreement, the Sellers will sell and the Buyer will acquire the Purchased Assets free and clear of all Liens, Claims, and Indebtedness other than the Assumed Liabilities and Liens for Taxes that are not yet due and payable under Section 363(f) of the Bankruptcy Code; and

WHEREAS, the board of directors of each Seller has determined that it is in the best interest of such Seller and its shareholders, that such Seller sells all of its assets used in connection with the Business and the goodwill of the Business and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties have agreed as follows:

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ARTICLE I.

DEFINITIONS

1.1          Certain Definitions For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts Payable” shall mean the accounts payable (including trade accounts payable, all amounts owed to any Transferred Employee, whether by salary, benefits or pro rated portion of any annual bonus, and outstanding checks in excess of book balance) of the Sellers incurred in the ordinary course of business (whether incurred prior to or after the Petition Date), including all unpaid employee related Taxes which were incurred and all amounts incurred which are owed with respect to workers’ compensation insurance for all Employees (whether owed to workers’ compensation insurance carriers, to other Persons who fund payment of workers’ compensation claims, to Employees or otherwise), but excluding amounts owed with respect to Professional Fees.

“Accounts Receivable” means all of the trade notes or accounts receivable arising out of Inventory sold or shipped or services performed in connection with the operation of, or relating to, the Business.

“Accrued Liabilities” shall mean the accrued liabilities of the Sellers incurred in the ordinary course of business (whether incurred prior to or after the Petition Date), of the following types: all unpaid sales Taxes that arise after the Petition Date, ad valorem Taxes with respect to the periods after the Petition Date, freight, commissions, royalties, accruals with respect to cooperative advertising, discounts, customer rebates, warranties and workers’ compensation insurance for all Employees (whether owed to workers’ compensation insurance carriers, to Persons who finance workers’ compensation premiums for the benefit of the Seller, to other Persons who fund payment of workers’ compensation claims, to Employees or otherwise), but excluding amounts owed with respect to Professional Fees.

“Affiliate” or “Affiliates” shall mean with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning set forth in the opening paragraph of this Agreement.

“Alternative Agreement” shall mean one or more definitive agreements with respect to one or more Alternative Transactions.

“Alternative Buyer’s Deposit” has the meaning set forth in Exhibit F.

“Alternative Transaction” has the meaning set forth in Section 5.8(a).

“Ancillary Documents” has the meaning set forth in Section 2.4(b)(x).

“Applicable Laws” shall mean any statute, law, rule, regulation, code or ordinance or any Order of any Governmental Authority to which a specified Person or property is subject.

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“Asset Allocation” has the meaning set forth in Section 2.2.

“Assignment and Assumption Agreement for Assumed Contracts” shall mean an instrument substantially in the form attached hereto as Exhibit A, assigning the Assumed Contracts, other than Real Property Leases, to the Buyer.

“Assignment and Assumption Agreement for Real Property Leases” shall mean an instrument substantially in the form attached hereto as Exhibit B, assigning the Real Property Leases to the Buyer.

“Assignment for Intellectual Property” shall mean an instrument substantially in the form attached hereto as Exhibit C, assigning the Intellectual Property to the Buyer.

“Assumed Contracts” shall mean (i) all Contracts which relate to the Business or the Purchased Assets, (ii) all confidentiality agreements between the Sellers or their representatives and any other Person and (iii) all Contracts that are entered into or assumed by the Sellers after the date hereof and on or before the Closing Date, in the ordinary course of business that relate solely to the Business or the Purchased Assets.

“Assumed Liabilities” shall mean the following liabilities and obligations of the Seller: (i) all liabilities and obligations arising with respect to periods commencing on and after the Closing Date under or pursuant to any Assumed Contracts and which relate to the performance of the Assumed Contracts on and after the Closing Date (other than any obligations or liabilities that are the result of the breach of any Assumed Contract prior to or on the Closing Date), (ii) all liabilities and obligations occurring, arising out of or related to the ownership and operation of the Business and the Purchased Assets on and after the Closing Date, (iii) all liabilities and obligations with respect to the Employee Bonus Plan and the Defined Contribution Plan, (iv) all accrued and unpaid wages, salaries, severance, holiday and vacation pay, non-Tax payroll liabilities, and any withholding requirements related thereto with respect to Transferred Employees, (v) all health, accident, sickness and disability benefits as described in Section 6.5 with respect to the Transferred Employees, (vi) the Accounts Payable that arise on or after the Petition Date and that remain unpaid as of the Closing Date, and (vii) the Accrued Liabilities.

“Assumption Agreement for Assumed Liabilities” shall mean an instrument substantially in the form attached hereto as Exhibit D, pursuant to which the Buyer will assume and agree to pay and discharge the Assumed Liabilities.

“Auction” has the meaning set forth in Section 2.7(a).

“Avoidance Actions” means any and all actions which a trustee, debtor in possession or other appropriate party in interest may assert on behalf of the Estate under applicable state statute or Chapter 5 of the Bankruptcy Code, including actions under one or more provisions of sections 542, 543, 544, 545, 546, 547, 548, 549, 550, 551, and 553.

“Bankruptcy Cases” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Code” has the meaning set forth in the recitals of this Agreement.

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“Bankruptcy Court” has the meaning set forth in the recitals of this Agreement.

“Bid Materials” has the meaning set forth in Section 5.9(a).

“Bidding Procedures Motion” shall mean the motion in the form attached hereto as Exhibit E to be filed by the Sellers with the Bankruptcy Court seeking, among other things, entry of the Bidding Procedures Order.

“Bidding Procedures Order” means an order of the Bankruptcy Court in the form of Exhibit F hereto (unless otherwise agreed to by the Buyer in its sole discretion) that approves, inter alia, bidding and auction procedures to be followed by the Sellers and all potential bidders for the Purchased Assets.

“Bill of Sale for Purchased Assets” shall mean an instrument substantially in the form attached hereto as Exhibit G, assigning, conveying and transferring the Purchased Assets (other than the Assumed Contracts and the Real Property Leases) to the Buyer.

“Books and Records” shall mean all business records, books, files, ledgers, documents and correspondence owned and controlled by the Sellers, confidential and otherwise, in whatever form, wherever located, which relate to any of the Sellers, the Business, the Purchased Assets or the Transferred Employees or their dependents or beneficiaries (subject, in the case of Transferred Employees or their dependents or beneficiaries, to the obtaining of any consents required from any third party), including market information, sales aids, customer and supplier lists, files, records and data; written medical records, medical surveillance samples, capital expenditure plans and studies; emergency studies; maintenance and repair reports; accounting, real property, environmental, tax, health, safety, toxicology and hygiene records; plans and designs for capital and cost reduction projects, but excluding the Excluded Books and Records.

“Break Up Fee” has the meaning set forth in Section 5.8(d).

“Business” shall mean all business now or heretofore conducted by the Sellers or EG-UK relating to the manufacture and marketing of brand-name consumer lawn and garden products.

“Business Day” shall mean any date, other than a Saturday, Sunday or any other day on which national banks are required or authorized by law to close in Houston, Texas or New York, New York.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Capital Stock” means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in the corporation; and (b) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in the Entity.

“Charter Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (a) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of the Entity, (b) the bylaws or limited liability company agreement or regulations (or the equivalent governing

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documents) of the Entity, and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of the Entity’s Capital Stock or of any rights in respect of the Entity’s Capital Stock.

“Claim” means a claim against the Sellers or their respective property, as such term is defined in section 101(5) of the Bankruptcy Code.

“Closing” shall mean the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities, in each case in accordance with the terms and provisions of this Agreement.

“Closing Date” shall mean the first Business Day after the date the Sale Order becomes a Final Order, and the conditions in Article VII have been satisfied or waived.

“Closing Payment” has the meaning set forth in Section 2.1(d).

“COBRA” has the meaning set forth in Section 6.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended (or the applicable provisions of any succeeding statute).

“Committee” means the Official Committee of Unsecured Creditors appointed in the Bankruptcy Cases pursuant to section 1102 of the Bankruptcy Code.

“Commonly Controlled Entity” means employers (whether or not incorporated) that would be treated together with any of the Sellers or any of their respective subsidiaries as a single employer (i) within the meaning of Section 414 of the Code or (ii) as a result of any of the Sellers or any of their respective subsidiaries being or having been a general partner of any such employer.

“Confidential Information” has the meaning set forth in Section 5.9(a).

“Contract” shall mean any agreement, arrangement, contract, lease, purchase order, sale order or commitment or other binding arrangement or understanding, whether written or oral.

“Critical Vendor Amounts” means Accounts Payable which arise prior to the Petition Date, and which are approved to be paid and are actually paid by the Sellers pursuant to an order of the Bankruptcy Court.

“Critical Vendor Motion” shall mean the motion of the Sellers to be filed in the Bankruptcy Cases seeking authority to pay Critical Vendors, who continue to provide goods and services to the Sellers following the filing of the Bankruptcy Cases, on acceptable trade terms, 75% of the amount owed to those Critical Vendors in the ordinary course of business.

“Critical Vendors” shall mean vendors deemed critical to the success of the Sellers and named or designated as such in the Critical Vendor Motion.

“Cure Costs” has the meaning set forth in Section 2.5(b).

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“Defined Contribution Plan” shall mean the Easy Gardener employee defined contribution benefit plan.

“DIP Amendment” shall mean Amendment No. 4 to the Loan and Security Agreement among Easy Gardener, certain of its Affiliates and LaSalle Business Credit, LLC, as agent, and the lenders party thereto substantially in the form of Exhibit M attached hereto, which provides for loans to be made to the Sellers during the pendency of the Bankruptcy Cases.

“DIP Loan” shall mean loans made from time to time pursuant to the DIP Amendment.

“DIP Budget” has the meaning set forth in Section 5.2.

“Earnest Money Deposit” has the meaning set forth in Section 2.1(c).

“EGP Trust” means Easy Gardener Products Trust I, a Delaware statutory trust and wholly-owned subsidiary of Easy Gardener.

“EG-UK” shall mean Easy Gardener U.K., a company organized in the United Kingdom and a wholly-owned subsidiary of Easy Gardener.

“Employee” shall mean an employee of any of the Sellers, including inactive employees and employees on leave.

“Employee Benefit Plan(s)” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) or material fringe benefit plan maintained or contributed to or required to be contributed to by any of the Sellers.

“Employee Bonus Plan” shall mean the Easy Gardener FY06 Bonus Plan.

“Entity” means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

“Equipment” means all machinery and equipment, spare parts, furniture, office equipment, computer equipment and hardware, fittings, tools, apparatus, signage, maintenance equipment, vehicles and rolling stock and other personal property of any kind or type that is used or held for use in connection with Business.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Escrow Agent” has the meaning set forth in Section 2.1(c).

“Escrow Agreement” has the meaning set forth in Section 2.1(c).

“Estate” means, with respect to each Seller, the estate created pursuant to section 541 of the Bankruptcy Code with respect to such Seller.

“Evaluation Materials” has the meaning set forth in Section 5.9(a).

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“Excluded Assets” shall mean (i) any Contract that is not an Assumed Contract, (ii) any Avoidance Actions (other than against Transferred Employees), (iii) the right to the Purchase Price and other rights granted to the Sellers under this Agreement, (iv) all rights and claims in or to any refunds or credits of or with respect to any Taxes, assessments or similar charges paid by or on behalf of the Sellers, in each case to the extent applicable to any period prior to the Closing Date (but not any of the foregoing paid by the Buyer), (v) the Excluded Books and Records, (vi) all claims arising prior to the Closing Date under any directors and officers liability insurance policies owned by the Sellers, (vii) professional retainers paid by the Sellers, (viii) any intercompany receivable or other amount owed to any Seller by any other Seller or by any Affiliate of any Seller (other than EG-UK), (ix) any common or preferred securities of the EGP Trust owned by the Sellers, (x) the Permits, and (xi) any amounts that have been placed into escrow accounts for the benefit of professionals.

“Excluded Books and Records” shall mean (i) any Tax Returns, and (ii) any books and records of whatever type relating to the Sellers as Entities, including stock records and minute books.

“Execution Date” has the meaning set forth in the opening paragraph of this Agreement.

“Expense Reimbursement” has the meaning set forth in Section 5.8(d).

“Final Order” shall mean (i) an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or motion for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings or motion for reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, motion for reargument or rehearing thereof has been filed or sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or motion for reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or motion for reargument or rehearing shall have expired.

“Governmental Approvals” shall mean those approvals, authorizations, confirmations, consents, exemptions and orders from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding to prevent the Closing by, any Governmental Authority, which are required to be obtained or taken to consummate the transactions contemplated herein under applicable Law.

“Governmental Authority” shall mean any national, federal, state, provincial, local or foreign government, or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof, or any federal, state, provincial, local or foreign court, tribunal, or arbitrator, including the Bankruptcy Court.

“Easy Gardener” has the meaning set forth in the opening paragraph of this Agreement.

“Highest and Best Bid” has the meaning set forth in Exhibit F.

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“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” with respect to any Person shall mean any obligation of such Person for borrowed money, but in any event shall include: (i) any obligation or liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) the face amount of all letters of credit issued for the account of such Person and all unpaid drafts drawn thereunder; (iii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (iv) capitalized lease obligations; and (v) all guarantees of such Person of obligations of other Persons of the type referred to in clauses (i) through (iv) above.

“Intellectual Property” shall mean the Intellectual Property Rights owned or used by the Sellers that are used in, or held for use in, the Business.

“Intellectual Property Rights” means all intellectual property rights, including both statutory and common law rights, throughout the world, as applicable, in or to any (a) patents, patent applications and invention disclosure, (b) copyrights, registrations, renewals and applications for registrations thereof, (c) trade secrets, know-how and confidential information, or (d) trademarks, trade names, service marks, trade dress, product configurations, slogans, logos and any applications and registrations therefor.

“Inventory” means (i) all inventories of the Sellers consisting of finished goods, samples, and labels, cartons and packaging materials that are used in connection with, are held for use solely in, or otherwise relate solely to, the operations of the Business and (ii) all raw materials, work-in-process of the Sellers that are used in connection with, are held for use solely in, or otherwise relate solely to, the Business.

“Junior Subordinated Debentures” means the 9.40% junior subordinated debentures due April 15, 2008 of Easy Gardener.

“Law” or “Laws” shall mean all federal, state, provincial, territorial, local or foreign laws, including common law, orders, writs, injunctions, decrees, codes, guidelines, policies, ordinances, awards, stipulations, judgments, directions, requirements, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority, including the Bankruptcy Code and the Code.

“Leased Real Property” shall mean the tracts, parcels and subdivided lots or portions of any land or buildings(s) described on Schedule 1.4.

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“Lien” shall mean any (i) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (ii) any filing or agreement to file a financing statement as debtor under the applicable Uniform Commercial Code or any similar statute; and (iii) any subordination arrangement in favor of another Person.

“Material Adverse Effect” shall mean any event, change, condition, or matter that individually or in the aggregate results in or could reasonably be expected to result in a material adverse effect or change in the result of operations, properties, assets or condition (financial or otherwise) of the Purchased Assets and the Business in the aggregate or the Purchased Assets taken as a whole, excluding any event, change, condition, or matter (i) resulting from the filing of the Bankruptcy Cases or (ii) that affects generally the business in which the Sellers are engaged and does not disproportionately affect the Sellers.

“Material Contract” shall mean any Contract requiring (or anticipated to require) payments by any of the Sellers, or resulting in (or anticipated to result in) receipts by any of the Sellers of amounts, in excess of $500,000 during either the calendar year 2005 or calendar year 2006.

“NBU” shall mean NBU Group, LLC, a Texas limited liability company and a wholly owned subsidiary of Easy Gardener.

“Non-Real Estate Property” shall mean all property that constitutes a portion of the Purchased Assets other than the Leased Real Property.

“No-Shop Provisions” shall have the meaning set forth in Section 5.8(a).

“Notice” has the meaning set forth in Section 9.2.

“Order” shall mean any writ, judgment, decree, injunction or similar order, writ, ruling directive or other requirement of any Governmental Authority (in each such case whether preliminary or final).

“Permits” shall mean all permits, licenses, confirmations, franchises, notices and authorizations issued by any Governmental Authority that relate to or otherwise are used or are necessary in connection with the Sellers’ operation of the Business.

“Permitted Liens” shall mean only the Liens specified on Schedule 1.5.

“Person” or “Persons” shall mean any individual, company, corporation, association, partnership, limited liability company, firm, joint venture, trust or Governmental Authority.

“Petition Date” has the meaning set forth in Section 2.7(a).

“Professional Fees” shall mean a Claim by any Person employed or to be compensated pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for compensation and/or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b)

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or 1103 of the Bankruptcy Code in connection with an application made to the Bankruptcy Court in the Bankruptcy Cases.

“Protected Materials” has the meaning set forth in Section 5.9(a).

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchased Assets” shall mean any and all assets and rights of the Sellers which are used in or held for use in the Business, other than the Excluded Assets, including the following:

(a)          Cash and cash equivalents (other than cash and cash equivalents which constitute the Purchase Price or any amounts that have been placed into escrow accounts for the benefit of professionals);

(b)	Inventory;
(c)	Accounts Receivable;
(d)	Leased Real Property;
(e)	Equipment;

(f)	all rights under Assumed Contracts;

(g)          all securities held by the Sellers, whether Capital Stock or debt, issued by EG-UK;

(h)	all Intellectual Property Rights owned or used by the Sellers;
(i)	all goodwill relating to the Business;
(j)	all refunds, deposits, prepayments and prepaid expenses relating to any Assumed Contracts;
(k)	all claims, causes of action, choses in action, rights of recovery or setoff of any kind against any Person who holds an Assumed Liability; and
(l)	all Books and Records.

“Qualified Bids” has the meaning set forth in Exhibit F.

“Real Property Lease” shall mean any lease or sublease of Leased Real Property.

“Representatives” shall mean, with respect to any Person, the officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives of such Person.

“Retained Liabilities” has the meaning set forth in Section 2.6.

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“Sale Hearing” has the meaning set forth in Section 2.7(a).

“Sale Motion” shall mean the motion in the form of Exhibit H to be filed by the Sellers with the Bankruptcy Court seeking, among other things, entry of the Sale Order.

“Sale Order” shall mean an order of the Bankruptcy Court in the form of Exhibit I (unless otherwise agreed to by the Buyer in its sole discretion).

“Sellers” has the meaning set forth in the Recitals to this Agreement.

“Senior Creditors” shall mean the lenders under each of (i) the Loan and Security Agreement, dated as of April 27, 2004, by and between Easy Gardener, as borrower, certain of its Affiliates, LaSalle Business Credit, LLC, and the other lenders signatories thereto, as amended; (ii) the Term Loan and Security Agreement, dated as of October 29, 2003, by and between Easy Gardener, as borrower, certain of its Affiliates, CapitalSource Finance LLC, and the other lenders signatories thereto, as amended; and (iii) the DIP Loan.

“Stock Power” shall mean a stock power in substantially the form attached hereto as Exhibit J.

“Tax” or “Taxes” shall mean all federal, state, local, foreign or provincial taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, Capital Stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, or any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

“Tax Return” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Transaction Fees” shall mean all Professional Fees and any fees and expenses paid or deposited in escrow by the Sellers for the benefit of, investment bankers, lenders, trustees or other parties in connection with the transactions contemplated herein.

“Transaction Taxes” has the meaning set forth in Section 5.10.

“Transferred Employees” has the meaning set forth in Section 6.1.

“UST” has the meaning set forth in Section 5.2.

“WARN” has the meaning set forth in Section 6.3.

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“WCP” has the meaning set forth in the opening paragraph of this Agreement.

“WCPG” has the meaning set forth in the opening paragraph of this Agreement.

“Winning Bidder” has the meaning set forth in the Bidding Procedures Order.

1.2          Other Terms. Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall be used as so defined throughout this Agreement.

1.3          Knowledge. For the purposes of this Agreement, unless expressly provided otherwise, any reference to “knowledge of Easy Gardener” or “knowledge of the Sellers” or any similar expression shall be deemed to mean and include the actual knowledge, without any requirement of inquiry or investigation, of Richard M. Grandy, President of Easy Gardener. Richard M. Kurz, Chief Financial Officer of Easy Gardener, and Sheila Jones, Vice President of Easy Gardener.

1.4          Interpretation.. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE II.

PURCHASE OF ASSETS

2.1          Purchase.

(a)          Purchase . Subject to the satisfaction of the conditions contained in this Agreement, on the Closing Date, the Sellers shall sell, transfer, assign, convey, and deliver to the Buyer, free and clear of all Claims and Liens, except Assumed Liabilities and Liens for Taxes that are not yet due and payable all as contemplated by Section 363 of the Bankruptcy Code, and the Buyer shall purchase and accept, all right, title and interest of the Sellers in and to the Purchased Assets.

(b)          Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be as set forth in Schedule 2.1 hereto.

(c)          Earnest Money Deposit. On the Execution Date, the Buyer shall deliver to The Bank of New York Trust Company, N.A., acting as escrow agent (the “Escrow Agent”), a deposit in the amount of $5,700,000 (collectively with all accrued interest thereon, the “Earnest Money Deposit”) pursuant to an escrow agreement in substantially the form of Exhibit K attached hereto (the “Escrow Agreement”). The Escrow Agent shall hold the Earnest Money Deposit in a segregated interest bearing account subject to the jurisdiction of the Bankruptcy Court. The Earnest Money Deposit shall be (i) applied to the Closing Payment as provided in Section 2.1(d) if the Closing occurs, or (ii) distributed pursuant to the provisions of Sections 8.3 or 8.4 if the Closing does not occur.

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(d)          Closing Payment. At Closing, the Buyer (i) shall pay to Easy Gardener, on behalf of the Sellers, in immediately available funds, an amount equal to the Purchase Price minus the Earnest Money Deposit (the “Closing Payment”) and (ii) shall cause the Escrow Agent to pay the Earnest Money Deposit in immediately available funds to Easy Gardener, for the benefit of the Sellers.

(e)          Assumption of Liabilities. At Closing, as additional consideration to the Sellers for the sale of the Purchased Assets, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, the Assumed Liabilities. In addition, the Buyer shall assume, and agree to pay, perform, fulfill and discharge all pre-petition Accounts Payable owed to Critical Vendors which are not paid by the Sellers pursuant to the Critical Vendor Motion.

2.2          Allocation of Purchase Price. The Buyer and the Sellers agree to allocate the Purchase Price (together with any Assumed Liabilities) for the Purchased Assets as set forth on Schedule 2.2 (the “Asset Allocation”). The Asset Allocation shall be completed in the manner required by Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder. The Buyer and the Sellers further agree to comply with all filing, notice and reporting requirements described in Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder, including the timely preparation and filing of Form 8594 based on the Asset Allocation. The Buyer and the Sellers hereby agree that they will report the federal, state, foreign and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Asset Allocation.

2.3          Closing. The Closing shall occur within three Business Days following the satisfaction or waiver of the conditions to Closing set forth in Article VII (or on such other date or at such other time and place as the parties shall agree in writing). The Closing shall take place at the offices of Porter & Hedges, L.L.P. in Houston, Texas or at such other location as agreed to by the parties.

2.4	Closing Deliveries.

(a)          At the Closing, unless waived by the Sellers, the Buyer shall deliver, or execute and deliver, as applicable, to (or on behalf of) the Sellers:

(i)           the Assignment and Assumption Agreement for Assumed Contracts;

(ii)          for each Leased Real Property, an Assignment and Assumption Agreement for Real Property Lease;

(iii)	the Assumption Agreement for Assumed Liabilities;
(iv)	the Assignment for Intellectual Property;
(v)	the Escrow Agreement;
(vi)	the Closing Payment;

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(vii)       a certificate, dated as of the Closing Date, executed on behalf of the Buyer, certifying in such detail as the Sellers may reasonably request that the conditions to Closing specified in Sections 7.1 and 7.3 have been satisfied or waived; and

(viii)      all other documents, certificates, instruments or writings reasonably requested by the Sellers in connection herewith.

(b)          At the Closing, unless waived by the Buyer, the Sellers shall deliver or cause to be delivered, or execute and deliver, as applicable, to the Buyer:

(i)	the Bill of Sale for Purchased Assets;

(ii)          the Assignment and Assumption Agreement for Assumed Contracts;

(iii)        for each Leased Real Property, an Assignment and Assumption Agreement for Real Property Lease;

(iv)	the Assumption Agreement for Assumed Liabilities;
(v)	the Assignment for Intellectual Property;

(vi)         a stock certificate or certificates representing all of the issued and outstanding Capital Stock of EG-UK, and a duly executed Stock Power transferring each such certificate to the Buyer;

(vii)	the Escrow Agreement;

(viii)      a certificate, dated as of the Closing Date, executed on behalf of the Sellers, certifying in such detail as the Buyer may reasonably request that the conditions to Closing specified in Sections 7.1 and 7.2 have been satisfied or waived;

(ix)         a certified copy of the Sale Order, which order has not been reversed or modified on appeal or, if any such appeal is pending, such order shall not have been stayed; and

(x)          all other documents, certificates, instruments or writings reasonably requested by the Buyer in connection herewith, including all documents necessary to transfer all vehicles and other Purchased Assets to the Buyer (all the document referred to in Sections 2.4(a) and 2.4(b) being referred to as the “Ancillary Documents”).

(c)          At the Closing, the Liens of the Senior Creditors on the Purchased Assets shall attach to the proceeds of the sale of the Purchased Assets.

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2.5	Assignment and Assumption of Contracts.

(a)          Subject to the Order of the Bankruptcy Court approving the assumption and assignment of executory Contracts pursuant to Section 365 of the Bankruptcy Code, the Assumed Contracts will be assumed by Sellers and assigned to Buyer or Buyer’s designee on the Closing Date under Section 365 of the Bankruptcy Code. Sellers shall, consistent with the Bankruptcy Cases, promptly comply with and perform any obligations under the Assumed Contracts arising from and after the date hereof and through the Closing Date and shall pay the Cure Costs at or prior to the Closing Date. In the Sale Motion, or in such additional or subsequent motions as may be appropriate, Sellers will seek authority to assume and assign the Assumed Contracts to Buyer (or Buyer’s designee) in accordance with Section 365 of the Bankruptcy Code. All Assumed Contracts shall be assigned to and assumed by Buyer (or Buyer’s designee) at Closing.

(b)          To the extent any amount is required to be paid to cure any defaults which exist as of the Closing Date with respect to any of the Assumed Contracts, Sellers shall cure such defaults at or prior to the Closing to the extent such cure is required by Section 365 of the Bankruptcy Code (any such amounts paid to cure any such defaults being referred to the “Cure Costs”).

2.6          Retained Liabilities. The Sellers shall retain the Retained Liabilities and the Buyer shall not assume or otherwise be responsible at any time for any liability, obligation, Indebtedness, Contract or commitment of the Sellers with respect to the Retained Liabilities. “Retained Liabilities” shall mean every liability of the Sellers, whether known or unknown, whether absolute, contingent, liquidated or unliquidated, unaccrued, asserted, unasserted, or otherwise, and whether related to the Business, the Purchased Assets, the Excluded Assets or otherwise, other than the Assumed Liabilities, including:

(a)          any liabilities, obligations, debts or commitments of the Sellers incident to, arising out of or incurred with respect to this Agreement and the transactions contemplated hereby, (i) which otherwise arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of the Business, prior to or on the Closing Date, (ii) relating to or arising under any Employee Benefit Plans, or (iii) which is in existence on or prior to the Closing Date and which relates to or arises under any environmental Law;

(b)          all Taxes of the Sellers, including those related to the Business or the Purchased Assets prior to the Closing Date and any and all Taxes arising out of the transactions contemplated hereby;

(c)          all of the Sellers’ liabilities or obligations under the Employee Benefit Plans or relating to any Employees or former Employees who are not Transferred Employees, including without limitation, any wages, severance, bonuses, Claims, sick leave, unemployment benefits, pension benefits, employee stock options or profit-sharing plans, health care plans on benefits or any other employee plans or benefits of any kind for the Employees or former Employees or both;

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(d)          all of the Sellers’ liabilities or obligations under any employment, severance, retention or termination Contracts with any Employee;

(e)          all of the Sellers’ liabilities or obligations not expressly to be assumed by the Buyer at Closing hereunder;

(f)           the Accounts Payable that arise before the Petition Date (other than Accounts Payable owed to Critical Vendors which are not paid by the Sellers pursuant to the Critical Vendor Motion); and

	(g)	the Cure Costs.
2.7	The Sellers’ Chapter 11 Bankruptcy Case.

(a)          Notwithstanding any conflicting or inconsistent provisions of this Agreement, the Sellers’ obligations under this Agreement and the transactions contemplated hereby are subject to and contingent upon the approval and authorization of the Bankruptcy Court. Within one (1) day of the date hereof, but no later than April 20, 2006 (the “Petition Date”), the Sellers shall commence the Bankruptcy Cases. On the Petition Date, the Sellers shall file the Bidding Procedures Motion pursuant to Sections 363 and 365 of the Bankruptcy Code seeking entry of the Bidding Procedures Order containing, among other things, (i) the bidding procedures in Exhibit E, (ii) the Break Up Fee, the Expense Reimbursement, and the No-Shop Provisions, (iii) scheduling an auction (the “Auction”) and a hearing to consider the approval of the sale of the Purchased Assets (the “Sale Hearing”), and (iv) the form and manner of notice of the Sale Motion and Sale Hearing.

(b)          The Seller shall use commercially reasonable efforts to obtain entry of the Bidding Procedures Order, but in no event shall the hearing on the Bidding Procedures Order be held later than the earlier of ten (10) days after the Petition Date or May 2, 2006. The Bidding Procedures Order shall be in the form of Exhibit E (as may be amended or extended from time to time with the consent of the Sellers and the Buyer).

(c)          Each of the parties hereto agrees to file the Sale Motion with the Bankruptcy Court promptly following the Petition Date.

(d)          In the event the Final Order of the Bankruptcy Court with respect to the Bidding Procedures Order is appealed, the Sellers shall use their commercially reasonable efforts to defend such appeal.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby represent and warrant to the Buyer as of the Execution Date and, unless otherwise specifically provided in any representation or warranty, the Closing Date as follows:

3.1          Organization, Standing and Power. Each of the Sellers and EG-UK is validly existing and in good standing under the laws of the jurisdiction of its organization and has full

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corporate or entity power and authority to conduct its business in the places and in the manner now being conducted, except where the failure to have such power or authority would not result in a Material Adverse Effect. Each of the Sellers and EG-UK has full corporate or entity power and authority to own and operate the Purchased Assets owned or operated by it, except where the failure to have such power or authority would not result in a Material Adverse Effect.

3.2          Authority. Subject to the approval of the Bankruptcy Court, the Sellers have the requisite power and authority to execute and to deliver this Agreement and the Ancillary Documents to which they are or will be a party and to perform their respective obligations hereunder and under any such Ancillary Documents. The execution and delivery by the Sellers of this Agreement and the Ancillary Documents to which they are or will be a party, the performance of their respective obligations hereunder and thereunder and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by all necessary entity action on the part of the Sellers, and no other entity action on the part of any of the Sellers is necessary to authorize the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Subject to the approval of the Bankruptcy Court, this Agreement has been duly and validly executed and delivered by the Sellers and constitutes a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms. Subject to the approval of the Bankruptcy Court, each of the Ancillary Documents, when executed and delivered by each Seller which is a party thereto, shall constitute a valid and binding agreement of such Seller, enforceable against such Seller, in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (ii) to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3          No Conflict. Subject to the approval of the Bankruptcy Court, neither the execution and delivery by the Sellers of this Agreement and any Ancillary Document to which they will be a party, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any Lien, Claim or Order upon the Purchased Assets or Assumed Liabilities (except as specifically contemplated by this Agreement), does or will conflict with, result in any violation of, or constitute a default under any provision of (a) the Charter Documents of the Sellers or (b) any Law. The Sellers have complied in all material respects with all Applicable Laws and Orders in connection with the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

3.4          Title. Except as set forth on Schedule 3.4: (a) the Sellers own good and, subject to the Bankruptcy Cases, transferable title to all of the material Non-Real Estate Property, free and clear of all Claims, Orders and Liens other than Permitted Liens, Liens to be released at or prior to Closing and Liens for Taxes that are not yet due and payable.

3.5          Assumed Contracts. True, correct and complete copies of all Assumed Contracts to which any Seller is a party and all amendments thereto have been made available to the Buyer by the Sellers. Except as permitted herein, none of the Assumed Contracts has been materially modified since such copies were made available to the Buyer. To each Seller’s knowledge, except for defaults caused by the commencement of the Bankruptcy Case, each Assumed Contract is valid, binding upon the Seller party thereto and in full force and effect in all material

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respects, and no material default or event of default by any Seller or, to each Seller’s knowledge, any other party thereto, exists under any of the Assumed Contracts. To each Seller’s knowledge, no party to any of the Assumed Contracts has given notice of default or termination. The Sellers have not made an assignment or transfer of any of their respective rights under any of the Assumed Contracts except collateral assignments to secured lenders which are to be released at or prior to Closing.

3.6	Employee and Related Matters.

(a)          No Seller is a party to any collective bargaining agreement covering the Employees and, since January 1, 2004, there have been no strikes, material work stoppages nor to the knowledge of the Sellers, any written demands for collective bargaining by any union, labor organization or other Person with respect to the Employees. There are no unfair labor practice proceedings, discrimination or civil rights complaints pending or, to each Seller’s knowledge, threatened in writing between any Seller and any of the current or former Employees or any labor or other collective bargaining unit representing any current or former Employee that would reasonably be expected to result in a material liability.

3.7          Intellectual Property. The Sellers own the rights to use, in the Business, all of the material Intellectual Property, free and clear of all Liens and Claims other than Permitted Liens. Such Intellectual Property will be conveyed free and clear of all Liens pursuant to the Sale Order, and, to the knowledge of the Sellers, the use of the material Intellectual Property in the conduct of the Business, as currently conducted, does not conflict with the rights of others in any manner. There are no material licenses or Contracts outstanding or effective granting any other Person any right to use, operate under, license or sublicense any of the material Intellectual Property. No Seller has received any written notice or claim that any of the Intellectual Property infringes upon or conflicts with the rights of any other Person in any manner that could reasonably be expected to cause a Material Adverse Effect.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers as of the Execution Date and the Closing Date:

4.1          Organization, Standing and Power. The Buyer is organized, validly existing, and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted and to effect the transactions contemplated hereunder.

4.2          Authority. The Buyer has the requisite power and authority to execute and to deliver this Agreement and the Ancillary Documents to which it is or will be a party and to perform its obligations hereunder and under any such Ancillary Documents. The execution and delivery by the Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been (or will be at the time of execution thereof) duly authorized by all necessary entity action on the part of the Buyer, and no other

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action on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies and (b) to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Ancillary Documents, when executed and delivered by the Buyer, shall constitute a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (ii) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3          Consents and Approvals; No Violation. The execution and delivery of this Agreement by the Buyer do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any provision of (a) the Charter Documents of the Buyer, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Buyer, or (c) any Law applicable to the Buyer or any of its respective properties or assets, other than, in the case of clauses (b) or (c), any such violations, defaults, rights or Liens that, individually or in the aggregate, would not prevent the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement. Except for the Governmental Approvals, no filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer or is necessary for the consummation of the transactions contemplated by this Agreement.

4.4          Actions and Proceedings. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its properties, assets or business relating to the transactions contemplated by this Agreement or which could have the effect of delaying or prohibiting the consummation of the transactions contemplated by this Agreement.

4.5          Brokers. No broker, investment banker or other person engaged by the Buyer is entitled to any broker’s, finder’s or other similar fee or commission payable by the Sellers in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

4.6          AS IS SALE. BUYER ACKNOWLEDGES THAT AS OF THE DATE HEREOF, BUYER IS FAMILIAR WITH THE PURCHASED ASSETS, THE LIABILITIES AND THE OPERATIONS OF SELLERS AND OF EG-UK. BUYER

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UNDERSTANDS THAT, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, NONE OF THE SELLERS IS OR WILL BE MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND THAT THE PURCHASED ASSETS, THE ASSUMED LIABILITIES AND THE BUSINESSES BEING TRANSFERRED TO BUYER ARE TO BE CONVEYED HEREUNDER “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR THEN EXISTING CONDITION. IN ENTERING INTO THIS AGREEMENT, BUYER IS RELYING UPON BUYER’S OWN DUE DILIGENCE INVESTIGATION AND EXAMINATION OF THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES, WHICH INVESTIGATION AND EXAMINATION HAVE BEEN COMPLETED TO BUYER’S SATISFACTION AS OF THE DATE HEREOF. IN ANY EVENT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, SELLERS ARE NOT MAKING ANY WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER UNDERSTANDS SELLERS ARE NOT WARRANTING OR GUARANTEEING THE COLLECTABILITY OF SELLERS’ ACCOUNTS RECEIVABLE.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT, SELLERS ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE BUSINESS, PURCHASED ASSETS OR LIABILITIES OF SELLERS OR EG-UK. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III OF THIS AGREEMENT, NO SELLER HAS MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST SELLERS AND THEIR REPRESENTATIVES IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLERS. WITHOUT LIMITING THE FOREGOING, NO SELLER IS MAKING ANY REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO (A) THE INFORMATION SET FORTH IN THE CONFIDENTIAL INFORMATION MEMORANDUM DATED AS OF JANUARY 2006 OR (B) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, PURCHASED ASSETS OR LIABILITIES OF SELLERS AND EG-UK. WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED ON BEHALF OF SELLERS TO BUYER OR ITS REPRESENTATIVES, BUYER ACKNOWLEDGES THAT (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (B) IT IS FAMILIAR WITH SUCH UNCERTAINTIES, (C) IT IS

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TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED TO IT AND (D) IT SHALL HAVE NO CLAIM AGAINST SELLERS OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO.

4.7          Financial Condition. The Buyer has, and at all times between the date hereof and the Closing Date the Buyer will have, sufficient cash available to pay the Purchase Price and to make all payments of fees and expenses to be made in connection with the transactions contemplated by this Agreement. In addition, the Buyer (i) is solvent (as such term is defined in the Bankruptcy Code and under all applicable state or other laws regulating creditors rights and fraudulent transfers), (ii) has the financial capability to consummate and perform the transactions contemplated by this Agreement, and (iii) has the financial capability to duly and timely pay, perform and discharge all Assumed Liabilities.

4.8          Investment Intent. The shares of Capital Stock of EG-UK to be acquired by the Buyer are being acquired for its own account, for investment and with no intention of distributing or reselling such shares or any part thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or any foreign country or jurisdiction.

ARTICLE V.

COVENANTS

5.1          Access. From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 8.1, upon reasonable notice from the Buyer, and subject to the provisions of any applicable confidentiality agreement or any applicable lease or sublease, the Sellers shall afford to the Representatives of the Buyer reasonable access during normal business hours to the Business and the Purchased Assets, to the Books and Records of the Sellers and EG-UK relating to the Business and the Purchased Assets and to management for reasonably dedicated portions of time, so as to afford the Buyer reasonable opportunity to make such review, examination and investigation of the Business as the Buyer determines is reasonably necessary in connection with the consummation of the transactions contemplated hereby; provided, however, that the foregoing right of access, including the access to management, shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the Sellers and EG-UK or the Sellers’ fiduciary duties or obligations to provide information to other bidders for the Purchased Assets and shall be subject to the existing confidentiality agreement to which the Buyer is subject. The Buyer shall not be entitled to (i) access to any materials containing privileged communications, (ii) information about employees, disclosure of which might violate any Applicable Law, (iii) bids, letters of intent, expressions of interest or other proposals received from others in connection with the Business or the Purchased Assets or the identity of Persons submitting the same, or (iv) information in violation of Applicable Law or that would cause a breach of any obligation by which the Sellers are bound.

5.2          Operation of Business. Except as contemplated by this Agreement and to the extent not inconsistent with the Bankruptcy Code, the operation and information reporting

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requirements of the Office of the United States Trustee (the “UST”), and subject to any order or direction of the Bankruptcy Court, during the period from the date of this Agreement to the Closing, the Sellers shall operate the Purchased Assets and conduct the Business in the ordinary course of business consistent with prudent business practices and in compliance with Applicable Laws, and to the extent consistent therewith so as to preserve the current value and integrity of the Business and the Purchased Assets, pay all post-petition Taxes as they become due and payable, maintain inventory, supplies and spare parts at customary operation levels consistent with past operating practices, maintain in full force and effect the existence of all Intellectual Property consistent with past operating practices, maintain insurance on the Purchased Assets (in amounts and types consistent with past practice), fund budgeted capital expenditures and customer rebates consistent with past practice and use their respective reasonable best efforts to preserve the goodwill and organization of the Business and their relationships with customers, suppliers and others having business dealings with them consistent with past operating practices. Without limiting the generality of the foregoing, prior to the Closing and subject to the requirements of the Bankruptcy Code, the UST, and any Orders entered by the Bankruptcy Court or as otherwise permitted by the DIP Budget substantially in the form attached as Exhibit L hereto (the “DIP Budget”), the Sellers shall not, and shall cause their officers, directors, employees, representatives and agents not to;

(a)          except in connection with Alternative Transactions, enter into any Material Contract which may be included in the Purchased Assets or make a material adverse change or modification to any existing Material Contract included in the Purchased Assets, except for agreements relating to sales of inventory and purchases of inventory from suppliers in the ordinary course of business and consistent with past practices;

(b)          except in connection with Alternative Transactions, sell, lease, dispose of or otherwise distribute any material portion of the Purchased Assets, except for sales, leases, dispositions and distributions of inventory in the ordinary course of business and consistent with past practices;

(c)          mortgage or pledge any of the Purchased Assets or subject any Purchased Assets to any Lien other than Permitted Liens;

(d)           unless agreed to by the Buyer, increase in any material manner the salary, bonus, severance or other compensation or benefits of any member of management or other Employee, except for any annual and usual increases in salary to any Employee consistent with past operating practices;

(e)          unless agreed to by the Buyer, enter into any employment Contract with any Employee, adopt any benefit plan for such Employees or amend or modify any existing Employee Benefit Plan for such Employees, except for such employment Contract, benefit plan or Employee Benefit Plan with respect to which the Buyer shall have no obligations;

(f)           take or omit to take any action that would require disclosure under Article III or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Sellers in this Agreement or in any of the agreements contemplated hereby;

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(g)          take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Business or the Purchased Assets;

(h)          unless agreed to by the Buyer, cancel, release, waive or compromise any debt, Claim or right in its favor having a value in excess of $50,000 or $100,000 in the aggregate other than in connection with returns of inventory for credit or replacement in the ordinary cause of business; or

(i)           pay any dividends or make any distributions to their stockholders or redeem, repurchase or otherwise acquire any capital stock;

(j)           pay any interest, principal or other amounts (including fees and expenses) on any Indebtedness;

(k)	agree in writing or otherwise to take any of the foregoing actions.

Additionally, from the date of this Agreement to the Closing Date, the Sellers shall promptly consult with the Buyer about any material matters concerning the Purchased Assets or the Business.

5.3          Notification. Prior to the Closing, the Sellers shall notify the Buyer, and the Buyer shall notify the Sellers, of any litigation, arbitration, appeal or administrative proceeding pending, or, to its knowledge, threatened against the Sellers or the Buyer, as the case may be, which challenges the transactions contemplated hereby.

5.4          Filings. As promptly as practicable after the execution of this Agreement (but in no event later than five Business Days following the date of this Agreement), the Sellers and the Buyer shall compile and file (or shall cause their or its “ultimate parent entity” (as determined for purposes of the HSR Act) to compile and file) under the HSR Act the notification report form and such information respecting such party as the HSR Act requires. The Sellers and the Buyer shall as promptly as practicable thereafter make such other filings as are necessary or advisable in other jurisdictions in order to comply with all applicable Laws relating to competition and shall promptly provide any supplemental information requested by applicable Governmental Authority relating thereto. Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other applicable Law. The Sellers and the Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other applicable Law. The Sellers and the Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the United States Federal Trade Commission and the United States Department of Justice and any applicable Governmental Authority and shall comply promptly with any such inquiry or request. The Sellers and the Buyer shall use all commercially reasonable efforts to obtain any clearance required under the HSR Act or such other applicable Law for the purchase and sale of the Purchased Assets. The Buyer shall pay the filing fees of all parties associated with such filings.

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5.5          All Reasonable Efforts. Without limiting the ability of either party to use discretion in exercising its rights pursuant to this Agreement, prior to the Closing, each of the parties shall use reasonable efforts to (i) satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby and (ii) take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

5.6          Further Assurances. From time to time from and after the date of this Agreement, including following the Closing, the Buyer and the Sellers shall each execute, acknowledge and deliver such additional documents or instruments and take such other action as the Buyer or the Sellers, as the case may be, may reasonably request to more effectively accomplish the transactions contemplated by this Agreement.

5.7          Publicity. The parties hereto shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or in connection with the Bankruptcy Cases or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that to the extent reasonably possible, each party shall give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

5.8	Bankruptcy Filings, Auction Procedures and Break Up Fee.

(a)          From the date of execution of this Agreement and until the Bankruptcy Court approves the Bidding Procedures Order, the Sellers shall not, and shall not cause, authorize or permit any of their respective Affiliates, and their respective Representatives to, directly or indirectly, (i) solicit, initiate, negotiate, or encourage the submission of, or accept or agree to, any offer for the purchase of the Purchased Assets by any Person other than the Buyer, (ii) furnish any non-public information to any Person other than the Buyer, its Affiliates or their Representatives relating to any of the Sellers or EG-UK, except in connection with (A) unsolicited requests for information from Persons who have signed a confidentiality agreement consistent with Section 5.9 hereof and (B) providing notices of the Bidding Procedures Motion or the Sale Motion and responding to inquiries and objections with respect thereto, or (iii) enter into any negotiations or substantive discussions or agreement or arrangement in connection with any asset sale, stock sale, merger, debt for equity swap, joint venture, financing, reorganization, recapitalization or transfer (including the filing of a plan of reorganization with the Bankruptcy Court) of any convertible debt, convertible equity or warrants the effect of which, individually or in the aggregate, is the direct or indirect transfer of a material portion of the Purchased Assets or the direct or indirect transfer of the ability to effectuate a change of control of the ownership of all or substantial portion of the Purchased Assets, or any similar transaction that does not involve, or delays or deters, a sale of the Purchased Assets to the Buyer (an “Alternative

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Transaction”). The provisions of the immediately preceding sentence are referred to herein as the “No-Shop Provisions.” For the avoidance of doubt, any statements made by the Sellers in the Bidding Procedures Motion, the notice thereof or in the hearing in connection therewith shall not be deemed to be a solicitation for purposes of this Agreement or a violation of the No-Shop Provisions. Nothing in this Section 5.8(a) shall prohibit or restrict the Sellers and their Affiliates and Representatives from providing information about the Bidding Procedures Motion or the Bidding Procedures Order to any Person (or information about the Sellers to Persons who have signed a confidentiality agreement consistent with Section 5.9 hereof) which was not solicited after the date of this Agreement in violation of this Section 5.8(a).

(b)          Following the entry of the Bidding Procedures Order and until the Auction, the Sellers and their respective Affiliates and Representatives shall be permitted to market and solicit inquiries, proposals, offers or bids from, any Person other than the Buyer regarding an Alternative Transaction, and may take any other affirmative action in connection therewith (including (i) entering into any definitive agreement or letter-of-intent with respect thereto, (ii) issuing press releases, placing advertisements or making other releases or disclosures in connection therewith), or (iii) seeking approval of the Bankruptcy Court for any Alternative Transaction, and nothing in this Agreement will, or is intended to, in any way be deemed to restrict such actions or efforts. None of the Sellers nor any of their respective Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives, either under or relating to this Agreement or any Applicable Law, by virtue of entering into or seeking Bankruptcy Court approval of such a definitive agreement for an Alternative Transaction provided that the Buyer is paid any Break Up Fee and Expense Reimbursement that may be required to be paid pursuant to Section 8.3 at the time provided for therein.

(c)          If the Buyer is selected as Winning Bidder, from the date of the Auction until the earlier of (i) the Closing Date and (ii) the valid termination of this Agreement pursuant to Section 8.1, the Sellers shall not, directly or indirectly, pursue or facilitate any Alternative Transaction or, solicit, accept, facilitate, review, cooperate with, discuss, or provide information in connection with, any offer, inquiry, proposal, bid or indication of interest from any Person, or respond to any inquiries from or engage in any negotiations with any Person, or share any information regarding the Buyer or any of the Sellers or EG-UK, with respect to or in possible contemplation of any Alternative Transaction, and the Sellers shall not assist, cooperate with or help to facilitate any other Person in taking or effecting any such actions.

(d)          Upon entry of the Bidding Procedures Order, the Buyer shall (subject to the terms and conditions of this Agreement and the Bidding Procedures Order) be entitled to a fee of $1,850,000 (the “Break Up Fee”) and shall be entitled to an amount equal to $150,000, which represents the Buyer’s reasonable out-of-pocket fees and expenses owed or paid to third parties (including investment adviser fees and expenses, investment banking and financing fees and expenses, attorneys’ fees and expenses, consulting fees and expenses, accounting fees and expenses and the Buyer’s out-of-pocket expenses) actually incurred in the evaluation of a bid for the Business, the negotiations and execution of this Agreement and the Ancillary Documents, and efforts related to consummation of the transaction contemplated hereby (the “Expense Reimbursement”). The Break Up Fee and Expense Reimbursement shall be payable to the Buyer if, and to the extent, so provided in Section 8.3. Any dispute regarding the reasonableness of the Expense Reimbursement shall be resolved by the Bankruptcy Court.

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5.9	Confidentiality.

(a)          Each party hereto acknowledges that the other party has legitimate and continuing proprietary interests in the protection of its confidential information and that the parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each party hereto agrees not to disclose, furnish or make accessible to anyone or use for its own benefit (other than as contemplated hereby) any trade secrets or other confidential or proprietary information (the “Confidential Information”) of another party hereto relating to the Sellers, EG-UK, the Buyer and/or their respective businesses or the other parties including information obtained by or revealed to such party during any investigations, negotiations or review relating to this Agreement and any other document contemplated hereby or thereby or any past or future actions taken in connection with, pursuant to, in accordance with, or under this Agreement, including any business plans, marketing plans, financial information, strategies, systems, programs, methods, and computer programs. Confidential Information shall include (i) all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents evaluating the transactions contemplated by this Agreement (collectively, “Evaluation Materials”) that have been or will be prepared by the Buyer and its Representatives in connection with the transactions contemplated by this Agreement and (ii) any proposals, indications of interest or other materials (collectively, the “Bid Materials” and, together with the Evaluation Materials, the “Protected Materials”) submitted by the Buyer and its Representatives to the Sellers and their respective Representatives that relate to the Buyer’s involvement in the transactions contemplated by this Agreement. Confidential Information shall not include any information that (i) at the time of disclosure is generally available to the public other than as a result of a disclosure that would constitute a breach of this Agreement or (ii) is or becomes available on a non-confidential basis from a source other than the Sellers and their respective Representatives or the Buyer and its Representatives that was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(b)          The Confidential Information shall be kept strictly confidential by the parties and shall not be disclosed to any person except as in the opinion of outside counsel is required by applicable law, regulation or legal process, and only after compliance with the procedures contained in this Section 5.9, except that the Buyer, on the one hand, and the Sellers, on the other hand, may disclose Confidential Information to the Buyer and its Representatives, in the case of disclosures by the Buyer, and to the Representatives of the Sellers, in the case of disclosures by the Sellers; provided, however, that, except as provided in Section 5.9(d), any Person to whom Confidential Information is so disclosed shall (A) have a need to know such information for purposes of consummating the transactions contemplated by this Agreement and (B) first agree to be bound by the provisions of this Section 5.9. If any party becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the party subject to such legal process shall provide the other parties with prompt prior written notice of such requirement so that the other parties may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, the party subject to the legal process agrees to disclose only that portion of the Confidential Information that they are advised by outside counsel is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Confidential Information.

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(c)          The Sellers shall be responsible for any breach of this Section 5.9 by their respective Representatives, and the Buyer shall be responsible for any breach of this Section 5.9 by its Representatives.

(d)          It is acknowledged and agreed by the parties that (i) this Agreement and any Ancillary Documents may be filed by the Sellers with the Bankruptcy Court and none of the restrictions contained in this Section 5.9 will be applicable to any documents so filed, (ii) such of the Protected Materials as counsel for the Sellers determines are required or advisable to be presented to the Bankruptcy Court at any hearing before the Bankruptcy Court may be disclosed at such hearing without violating this Section 5.9 and (iii) the Sellers may discuss the terms of the Agreement and the negotiation process with the Buyer with the Bankruptcy Court, the Sellers’ senior secured lenders, the Committee, material witnesses of the Sellers or any other material creditors of the Sellers and their respective advisors, without violating this Section 5.9.

(e)          Except as required by law, the schedules annexed hereto shall not be disclosed to the public without the prior consent of each of the parties hereto.

(f)           If this Agreement is terminated pursuant to Section 8.1, the parties and their Representatives will promptly return to the other parties or destroy all Confidential Information obtained from the other parties (or their Representatives, as applicable) and all copies, extracts or other reproductions thereof in whole or in part. Notwithstanding the return or destruction of the Confidential Information, the parties will continue to be bound by the provisions of this Section 5.9.

(g)          Notwithstanding anything in this Agreement to the contrary, the parties hereto expressly agree that the Sellers’ obligations under this Section 5.9 regarding Confidential Information shall mean and include only the Confidential Information of the Buyer, and the Buyer’s obligations under this Section 5.9 regarding Confidential Information shall mean and include only the Confidential Information of the Sellers.

5.10       Transaction Taxes. The Buyer and the Sellers shall cooperate in the preparation and timely delivery of any certificate or instrument that would entitle either party to claim an exemption from any state and local transfer, recording, stamp and other transfer or transaction Tax that may be imposed by reason of the transactions contemplated by this Agreement (collectively, “Transaction Taxes”). To the extent a Transaction Tax is still payable after giving effect to any available exemption, the Sellers shall pay the Transaction Taxes, if any. Buyer will provide such resale certificates as Sellers may reasonably request with respect to inventory items included within the Purchased Assets.

5.11       Notice of Nonsatisfaction of Closing Condition. The Buyer and the Sellers shall, within three (3) Business Days of discovery thereof, notify the other party of any fact or circumstance that would cause (a) its representations and warranties to be untrue, (b) its covenants to be unlikely to be fulfilled prior to or on the Closing Date or (c) the conditions in Section 7.1 to be unsatisfied; provided, however, that inclusion or omission of any such fact, circumstance or condition in or from any such written notification shall not be deemed a waiver of any rights under this Agreement, and shall not alter or otherwise affect the representations, warranties, covenants, conditions or agreements contained in this Agreement.

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5.12       Cooperation. The Buyer shall reasonably cooperate with the Sellers in furnishing to the Bankruptcy Court evidence of adequate assurance by the Buyer of its future performance under the Assumed Contracts, and to otherwise perform and discharge the Assumed Liabilities, and evidence that the Buyer has the financial wherewithal to timely close the transactions contemplated by this Agreement. In addition, the Buyer shall reasonably cooperate with the Sellers in the Sellers’ efforts to obtain the approval of the Bidding Procedures Order and the Sale Orders.

5.13       Access to Records. From and after the Closing Date, the Sellers on the one hand and the Buyer on the other hand shall afford each other and their respective counsel, accountants and other representatives such access to records in respect of the Sellers’ businesses which, after the Closing, are in the custody or control of the other party and which such party reasonably requires in order to comply with its obligations under Applicable Law, including audits by Tax authorities, or which the Buyer reasonably requires to comply with its material obligations under the Assumed Liabilities or the Assumed Contracts. The Buyer will retain all records that the Buyer may have, if any, relating and material to the operation of the Sellers’ businesses and the Purchased Assets prior to the Closing for a period of one (1) year after the Closing Date.

5.14       Charter Amendment. Within five (5) days after the Closing Date, the Sellers shall amend their formation documents for purposes of changing their names to any name not including the name “Easy Gardener Products” or “Weatherly Products.” Additionally, the Sellers shall, within thirty (30) days after the Closing Date, cease doing business under the names “Easy Gardener Products,” “Weatherly Products” or any variations thereof.

5.15       Notice of Sale. Notice of this Agreement and notice of the Sale Motion and Sale Order and the hearings therefor shall be duly and properly given by actual notice to all known creditors and known parties in interest in the Bankruptcy Case, including any known parties holding consensual or nonconsensual Liens on the Purchased Assets, the lessors on the material leases, the non-Seller parties to the Assumed Contracts being assumed pursuant to this Agreement, the employees of the Business, and applicable taxing and Governmental Authorities, but excluding the beneficial owners of the Junior Subordinated Debentures.

5.16       Financial Condition. From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 8.1, the Buyer shall maintain sufficient cash available to pay the Purchase Price and to make all payments of fees and expenses to be made in connection with the transactions contemplated by this Agreement and, from time to time upon request from the Sellers, shall provide reasonable evidence satisfactory to the Sellers that such amount of cash is currently available.

ARTICLE VI.

EMPLOYEE MATTERS

6.1          Personnel; Transferred Employees. Prior to the Closing, the Buyer shall offer employment on an “at will” basis commencing after the Closing, to all the Employees. The Sellers shall reasonably assist the Buyer in effecting an orderly change of employment of such Employees who accept offers of employment by the Buyer pursuant to this Section 6.1 (collectively, the “Transferred Employees”). The compensation and benefits provided by the

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Buyer to the Transferred Employees shall be substantially equivalent to, or better than, (a) the compensation and benefits provided to the Transferred Employees by the Sellers and EG-UK prior to Closing or (b) the compensation and benefits provided by the Buyer to its current employees.

6.2          COBRA and Health Claim Data. The Sellers shall provide all notices and fulfill all of their respective obligations, if any, under Section 4980B(f) of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) with respect to the Transferred Employees and all current and former Employees. Notwithstanding anything to the contrary, on and after the later of (i) any date on which the Sellers and each Commonly Controlled Entity cease to provide such notices and fulfill such obligations with respect to any Employee or (ii) the Closing Date, with respect to qualifying events (as defined by COBRA) occurring on or before the Closing Date, the Buyer shall have sole responsibility for satisfying the continuation coverage requirements for group health plans under COBRA for all “M&A qualified beneficiaries” (as defined in Q&A-4 of Treasury Regulation Section 54.4980B-9) related to the Business.

6.3          WARN. The Buyer shall have sole responsibility for any obligations or liabilities of the Sellers under the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar applicable law under any other applicable jurisdiction, with respect to the Employees, and shall indemnify, defend and hold harmless the Sellers with respect to any such obligations and liabilities. The Buyer agrees to hire and maintain the employment, for a period of at least 181 days following Closing, of an adequate number of Employees at an adequate job and rate of pay (including commission structure) to prevent triggering any notice obligation under WARN.

6.4          Defined Contribution Plan. Effective as of the Closing Date, the Sellers shall relinquish their role as plan sponsors of the Defined Contribution Plan, and the Buyer shall assume sponsorship of the Defined Contribution Plan and shall maintain such plan thereafter.

6.5          Welfare Benefits. In addition to any requirements under COBRA, the Buyer will be responsible for all claims for health, accident, sickness, and disability benefits that are incurred after the Petition Date by Transferred Employees or their eligible dependents. Except as may be required under COBRA, the Buyer shall have no obligation or responsibility for any claims for health, accident, sickness, and disability benefits that are incurred prior to or on the Petition Date by any Employees or their eligible dependents or, in the case of Employees who are not Transferred Employees or their eligible dependents, after the Closing Date. As of the Closing, any Employee who is receiving benefits under the Sellers’ short-term or long-term disability program shall be deemed to be an Employee of the Sellers and not a Transferred Employee until such time as such Employee is no longer eligible for the Sellers’ short-term or long-term disability program. If at such time such Employee will be returning to work, such Employee may become employed by the Buyer at the Buyer’s option. If at such time such Employee will be eligible for long-term disability benefits or disability retirement, such Employee shall receive such benefits under the Sellers’ long-term disability program or pension plan.

6.6          Vacations. As of the Closing Date, vacation for the Transferred Employees shall be governed by the Buyer’s vacation policies. However, the Buyer shall honor any of the Transferred Employees’ original dates of hire with the Sellers and provide credit, under the

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Buyer’s applicable vacation policies, for the Transferred Employees’ years of service with the Sellers.

6.7          Employee Benefit Plans – Sellers’ Liability. With respect to any Transferred Employees, any other former or current Employees of the Sellers or EG-UK or their respective beneficiaries, and except as provided in this Article VI, the Buyer shall not be responsible for or assume (a) any liabilities incurred by the Sellers as a result, directly or indirectly, of any breach by the Sellers, any fiduciary or administrator, or other Person of their obligations or duties under or with respect to any Employee Benefit Plans, except for the Employee Bonus Plan and the Defined Contribution Plan; and (b) any severance obligations of the Sellers with respect to the termination, discharge or constructive termination or discharge by the Sellers of the Transferred Employees’ or such other Employees’ employment with the Sellers. The Buyer shall not be responsible for and shall not assume any claim, benefit, liability or obligation under or with respect to any of the Employee Benefit Plans, except for the Employee Bonus Plan and the Defined Contribution Plan and except as provided in Sections 6.4, 6.5 and 6.6. The Sellers and their insurers shall be exclusively liable for any and all such claims, benefits, liabilities and obligations described in this Section 6.7. Before and after the Closing Date, the Sellers shall be exclusively responsible for the payment, sponsorship, funding, operation, investment, administration, or benefits with respect to all Employee Benefit Plans, except for the Employee Bonus Plan and the Defined Contribution Plan.

6.8          Wage Reporting. The Buyer and the Sellers shall, before the Closing Date, agree upon the method of the reporting of wages and the method used shall be one of the procedures permitted by the Internal Revenue Service.

6.9          Unemployment Compensation. Upon request in writing by the Buyer, to the extent permitted by applicable Law, the Sellers and the Buyer shall jointly file an agreement or other document or instrument, in form and substance satisfactory to the parties, with the appropriate state authorities for the purpose of transferring to the Buyer the Sellers’ unemployment compensation experience rating for the Transferred Employees as of the Closing Date.

6.10       Employee Rights. All provisions contained in this Agreement with respect to Employee Benefit Plans or compensation of Transferred Employees are included for the sole benefit of the respective parties hereto. Nothing contained herein (a) shall confer upon any former, current or future employee of the Sellers, EG-UK or the Buyer or any legal representative, dependent or beneficiary thereof any rights or remedies, including any right to employment or continued employment, of any nature, for any specified period, (b) shall cause the employment status of any former, present or future employee of the Buyer to be other than terminable at will or (c) shall confer any third party beneficiary rights upon any Transferred Employee or any dependent or beneficiary thereof or any heirs or assigns thereof.

6.11       Prior Service Recognized. With respect to a Transferred Employee’s participation in any medical plan, vacation policy, or plan intended to be qualified under Section 401(a) of the Code on or after the Closing Date, the Buyer agrees that for purposes of eligibility and vesting (but not for benefit accruals), credit will be given to the Transferred

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Employees for service previously credited under similar employee benefit plans, policies or arrangements of the Sellers.

6.12       Directors’ and Officers’ Insurance. On the Closing Date, Buyer shall purchase, and after the Closing Date Buyer shall maintain, directors’ and officers’ liability insurance covering, for a period of six years after the Closing Date, the directors and officers of the Sellers and EG-UK who are currently covered by the Sellers’ and EG-UK’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Closing Date, such insurance to contain terms and conditions substantially similar to Seller’s and EG-UK’s existing directors’ and officers’ liability insurance in effect on the date of this Agreement; provided that if the cost of such insurance exceeds $250,000, the Buyer shall purchase as much of such insurance as $250,000 will provide.

ARTICLE VII.

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

7.1          Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement, unless waived by the other parties hereto, shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)          No order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects the transactions contemplated by this Agreement, and no action, suit or other proceeding shall be pending or threatened that has a reasonable likelihood of resulting in any such order, writ, injunction or decree.

(b)          The Bankruptcy Court shall enter the Sale Order in form reasonably acceptable to the Buyer approving the transactions contemplated hereby and the terms and conditions of this Agreement, finding that notice of the hearing concerning approval of the transactions contemplated hereunder was given in accordance with the Bankruptcy Code and constitutes such notice as is appropriate under the particular circumstances, and the Buyer is a “good faith” purchaser entitled to the protections afforded by Section 363(m) of the Bankruptcy Code, providing for the sale of the Purchased Assets free and clear of all Claims (other than Assumed Liabilities) and Liens. A Sale Order in the form of Exhibit I shall be deemed acceptable to the Buyer.

(c)          The waiting period under the HSR Act shall have expired or terminated, and any other applicable competition, merger, control, antitrust Law or similar Law shall have expired, been waived or terminated, and any other Governmental Authorities whose consent is required for consummation of the transactions contemplated hereby shall have issued all consents required for the transactions contemplated hereby.

7.2          Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following condition, which may be waived in writing at the option of the Buyer in its sole discretion:

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(a)          all representations and warranties of the Sellers in Article III of this Agreement shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made and on and as of the Closing Date as if made on and as of the Closing Date, other than any such representations or warranties that expressly speak only as of an earlier date, which shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), as of such earlier date;

(b)          The Sellers shall have executed and delivered the documents required to be executed and delivered by it pursuant to Section 2.4(b) hereof;

(c)          all of the terms, covenants and conditions to be complied with and performed by the Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects;

(d)          The Bankruptcy Court shall have entered orders satisfactory to the Buyer, approving the Break Up Fee, the Expense Reimbursement and the No-Shop Provisions as contemplated by this Agreement, the sale of the Purchased Assets by the Sellers to the Buyer, the assumption and assignment by Seller of the Assumed Contracts to the Buyer, and such orders shall have become Final Orders;

(e)          Neither of the facilities operated by the Sellers and located in Waco, Texas and Paris, Kentucky shall have been damaged or destroyed, prior to the Closing Date, by fire or other casualty, whether or not fully covered by insurance, such that the Business cannot be operated in the normal course, or there is an interruption in the operations of the Business which is reasonably expected to last more than fifteen (15) days after the period of time covered by the Sellers’ business interruption insurance or no customer or customers have advised any Seller in writing since the date of this Agreement that it or they will stop, or materially decrease the rate of buying materials, products or services from the Sellers by more than $1.5 million of the Sellers’ annualized contribution margin.

7.3          Conditions to Obligations of the Sellers. The obligations of the Sellers under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Sellers in their sole discretion:

(a)           all representations and warranties of the Buyer in Article IV of this Agreement shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made and on and as of the Closing Date as if made on and as of the Closing Date, other than any such representations or warranties that expressly speak only as of an earlier date, which shall be true, complete and correct in all respects (with respect to representations and warranties qualified

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or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), as of such earlier date;

(b)          The Buyer shall have executed and delivered the documents required to be executed and delivered by it pursuant to Section 2.4(a) hereof; and

(c)          all of the terms, covenants and conditions to be complied with and performed by the Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

ARTICLE VIII.

TERMINATION

8.1          Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)	by mutual consent of each of the Sellers and the Buyer;

(b)          by the Buyer (provided that the Buyer is not then in material breach of any provision of this Agreement):

(i)           if the Bankruptcy Court has not entered the Sale Order and such order does not become a Final Order by June 2, 2006, or the Sale Order is entered by such date but (A) is stayed by order of the Bankruptcy Court or of some other federal district or appeals court (and such stay is not terminated by June 2, 2006) or (B) ceases to be effective and is not reinstated on or before June 2, 2006;

(ii)          upon the conversion of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code, the dismissal of the Bankruptcy Cases, or any similar commencement of liquidation proceedings relating to the Sellers, other than as contemplated herein;

(iii)        if the Closing does not occur on or before June 6, 2006, unless the failure to consummate the Closing is due to the failure of the Buyer to perform any of its obligations under this Agreement to the extent required to be performed by the Buyer on or prior to the Closing Date;

(iv)         if any of the Sellers executes an Alternative Agreement or takes affirmative steps to effect an Alternative Transaction;

(v)          upon the entry of an order of the Bankruptcy Court for the appointment of a trustee or examiner with managerial powers, other than at the request of the Buyer or any of its Affiliates, under Bankruptcy Code Section 1104 and such trustee or examiner takes any action to interfere with or impair the transactions contemplated by this Agreement;

(vi)         if any event, circumstance, condition, fact, effect or other matter has occurred or exists which would, or would be reasonably likely to, give rise to

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the failure of any of the conditions to the obligations of the Buyer set forth in Section 7.1 and Section 7.2 and cannot be cured within thirty Business Days after the giving of notice to the Sellers;

(vii)       if the Bankruptcy Court denies the motion for entry of the Bidding Procedures Order or fails to approve the Break Up Fee or the Expense Reimbursement, or fails to enter the Bidding Procedures Order (in form reasonably satisfactory to both parties hereto) by May 2, 2006;

(viii)      if the Bankruptcy Court has failed to approve the DIP Loan or the DIP Budget by May 2, 2006 or such approval ceases to be in effect for any reason;

(ix)         if the Buyer is not determined to have the Highest and Best Bid at the Auction pursuant to the Bidding Procedures Order; or

(x)          if the Sellers have not used their reasonable commercial best efforts to have the Sale Order become a Final Order by June 2, 2006; provided, however, that taking any action required or permitted by Section 5.8 shall not be deemed to be a failure by Sellers to exert their reasonable commercial best efforts.

(c)          by the Sellers (provided that the Sellers are not then in material breach of any provision of this Agreement):

(i)           if all of the conditions in Section 7.1 and Section 7.3 have been satisfied, and the Buyer fails to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

(ii)          if the Bankruptcy Court has not entered the Sale Order and such order does not become a Final Order by June 2, 2006, or the Sale Order is entered by such date but (A) is stayed by order of the Bankruptcy Court or of some other federal district or appeals court (and such stay is not terminated by June 2, 2006) or (B) ceases to be effective and is not reinstated on or before June 2, 2006;

(iii)        if the Closing does not occur on or before June 6, 2006, unless the failure to consummate the Closing is due to the failure of the Sellers to perform any of their obligations under this Agreement to the extent required to be performed by the Sellers on or prior to the Closing Date;

(iv)	if any of the Sellers executes an Alternative Agreement;

(v)          if any event, circumstance, condition, fact, effect or other matter has occurred or exists which would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of the Sellers set forth in Section 7.1 or 7.3 and cannot be cured within thirty Business Days after the giving of notice to the Buyer.

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8.2          Procedure and Effect of Termination. In the event of termination of the transactions contemplated hereby pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party to this Agreement, and this Agreement shall terminate (subject to the provisions of this Section 8.2, Section 8.3 and Section 8.4) and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

(a)          upon request therefore, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b)          no party hereto shall have any liability or further obligation under this Agreement, except that the provisions of Sections 5.9, 8.2, 8.3, 8.4, 9.14 and 9.16 shall survive any termination and remain in full force and effect.

8.3          Buyer’s Exclusive Remedy. If this Agreement is terminated pursuant to Sections 8.1(a), (b), (c)(ii), (c)(iii), (c)(iv) or (c)(v), the Earnest Money Deposit shall be returned to the Buyer in accordance with the Escrow Agreement and without further order of the Bankruptcy Court. In addition to the remedy in the first sentence of this Section 8.3, the Buyer shall be entitled to the following remedies without further order of the Bankruptcy Court: the Sellers shall pay and the Buyer shall be entitled to the Break Up Fee and the Expense Reimbursement if and only if the Buyer is not in default or breach of any of the terms of this Agreement (after two days written notice and opportunity to cure has passed prior to the date of termination) and either (a) the Buyer terminates this Agreement pursuant to Section 8.1(b)(ii), (iv), or (x) or (b) the Sellers terminate this Agreement pursuant to Section 8.1(c)(ii) or (iv). If owed pursuant to the immediately preceding sentence, such Break Up Fee and Expense Reimbursement shall be treated as an allowed administrative expense claim in the Cases pursuant to Section 503(b)(1)(A) of the Bankruptcy Code and shall be payable, in the case of an Alternative Transaction, from the Alternative Buyer’s Deposit upon the earlier of the consummation of the Alternative Agreement or when the Alternative Buyer’s Deposit is otherwise forfeited to the Sellers or, in the case of no Alternative Transaction, upon the earlier to occur of (x) conversion of any of the Cases to a case under Chapter 7 of the Bankruptcy Code, (y) dismissal of any of the Cases, or (z) consummation of a chapter 11 plan in any of the Cases involving a sale, restructuring or other disposition of the Purchased Assets (including, without limitation, a reorganization of the Sellers and/or their respective estates) that was effected, voluntarily or involuntarily, in lieu of the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, the Expense Reimbursement and Break Up Fee obligations of Sellers, to the extent same are required to be paid and are paid from the Alternative Buyer’s Deposit hereunder, shall be subject to a carve-out from any liens, security interests or superpriority administrative expense claims granted to any Person pursuant to Sections 105, 363, 364, 503(b) or 507 of the Bankruptcy Code in the Cases.

8.4          The Sellers’ Remedy. If the Sellers terminate this Agreement pursuant to Sections 8.1(c)(i), the Sellers shall be entitled to the Earnest Money Deposit as liquidated damages and not a penalty, and as its sole and exclusive remedy, which shall be paid to the Sellers in accordance with the Escrow Agreement and without further order of the Bankruptcy Court.

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ARTICLE IX.

GENERAL PROVISIONS

9.1          Survival of Representations and Warranties. The representations and warranties set forth in this Agreement or in any schedule, exhibit or instrument delivered pursuant to this Agreement by the Sellers shall terminate upon Closing.

9.2          Notices. All notices, requests, demands and other communications hereunder (a “Notice”) shall be in writing and deemed to be duly given, (i) when delivered by hand, with a record of receipt, (ii) the fourth day after mailing, if mailed by certified or registered mail, return receipt requested with postage prepaid, (iii) the day delivered by a nationally recognized overnight courier, with a record of receipt, or (iv) the day of transmission, with confirmation of receipt, if delivered by facsimile or telecopy during regular business hours (which regular business hours shall be 9:00 am – 5:00 pm on each Business Day), or the day after transmission, with confirmation of receipt, if delivered by facsimile or telecopy after regular business hours, to the parties at the following addresses or telecopy numbers (or to such other address or telecopy number as a party may have specified by the notice given to the other party pursuant to this provision):

If to any Seller:	Easy Gardener Products, Ltd.
Attn: President
3022 Franklin Avenue
Waco, Texas 76710
Facsimile: (254) 753-0468

And a copy to:	William W. Wiggins, Jr., Esq.
Porter & Hedges, L.L.P.
1000 Main, 36th Floor
Houston, Texas 77002
Facsimile: (713) 226-6227

If to Buyer:	Bayside Capital
1001 Brickell Bay Drive
26th Floor
Miami, Florida 33131
Attn: John P. Bolduc
Facsimile: (305) 379-3655

And a copy to:	White & Case LLP
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131
Attn.: Jorge L. Freeland, Esq.
Facsimile: (305) 358-5744

or to such other addresses as either party may provide to the other in writing.

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9.3          Section and Other Headings. Section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4          Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future of the Buyer. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

9.5          Entire Agreement; Disclosure Schedules. This Agreement, which includes the annex, exhibits and schedules hereto, supercedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby and constitutes the entire agreement by and among the parties hereto.

9.6          Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by the Buyer and the Sellers to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

9.7          No Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

9.8          Enforcement. The laws of the State of Texas shall govern the interpretation, validity, performance and enforcement of this Agreement, without reference to any conflict of law or choice of law provisions therein. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

9.9          Invalid Provisions. If any provision of this Agreement (other than Article VIII of this Agreement or any part or provision thereof) is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of the Sellers on the one hand and the Buyer on the other hand will not otherwise be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

9.10       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including any trustee, receiver,

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receiver-manager, interim receiver or similar officer appointed for the Sellers) and permitted assigns, but shall not be assignable or delegable (i) by the Sellers without the prior written consent of the Buyer or by court order, (ii) by the Buyer without the prior written consent of the Sellers or by court order; provided, however, that upon prior written notice to Sellers indicating the rights and obligations being assigned and the assignee thereof, Buyer, its Affiliates (or any such subsidiary or subsequent purchaser) may assign, convey, transfer or otherwise dispose of all or any portion of their interest in, or their rights and obligations under, this Agreement and the Ancillary Agreements to any financial institution or other lender financing or refinancing the transactions contemplated hereby or otherwise extending credit to Buyer, or its Affiliates or any such subsequent purchaser or its affiliates; and provided, further, that upon the foreclosure, sale in lieu of foreclosure, deed in lieu of foreclosure, or deed of the assets of Buyer, or any of its Affiliates or any such subsequent purchaser or its affiliates, or a substantial portion thereof, by or to any such financial institution or other lender, any of its affiliates, or any other person, the representations, warranties and covenants of Sellers contained herein and in the Ancillary Agreements shall inure to the benefit of and shall be enforceable by such financial institution or other lender, affiliate or other person, subject, however, to the performance of all of Buyer’s obligations pursuant to this Agreement.

9.11       Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart.

9.12       Facsimile Signature. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

9.13       Further Assurances. Both parties agree that either will execute such further documentation or take such further actions as the other party may reasonably request to effectuate the transfer of the Purchased Assets and implement this Agreement.

9.14       Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses; provided, however, that all filing fees under the HSR Act shall be paid by the Buyer. The Sellers shall bear all of the costs of the Bankruptcy Cases.

9.15       WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE RELATED IN ANY WAY TO BUYER’S SUBMISSION OF THE BID MATERIALS OR THIS AGREEMENT.

9.16       Exclusive Jurisdiction. Without limiting any party’s right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (b) any and all claims, actions, causes of action, suits and proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the

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parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 9.2 hereof.

9.17       Computation of Days. In computing any time period prescribed or allowed in this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the clerk’s office inaccessible, in which event the period runs until the end of the next day which is not one of the aforementioned days.

9.18       No Consequential or Punitive Damages. No party hereto (or its Affiliates) shall, under any circumstance, be liable to any other party (or its Affiliates) for any consequential, exemplary, special, incidental or punitive damages claimed by such other party under the terms of or due to any breach of this Agreement, including loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

9.19       Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[The remainder of this page has intentionally been left blank.]

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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date set forth above.

EASY GARDENER PRODUCTS, LTD.

By: EG PRODUCT MANAGEMENT, L.L.C.

Its: General Partner

By: /s/ Richard M. Kurz

Name: Richard M. Kurz

Title: Chief Financial Officer

WEATHERLY CONSUMER PRODUCTS GROUP, INC.

By: /s/ Richard M. Kurz

Name: Richard M. Kurz

Title: Chief Financial Officer

WEATHERLY CONSUMER PRODUCTS, INC.

By: /s/ Richard M. Kurz

Name: Richard M. Kurz

Title: Chief Financial Officer

GREEN THUMB ACQUISITION CORPORATION

By: /s/ John Bolduc

Name: John Bolduc

Title: Vice President

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Schedule 2.1

(Purchase Price)

to the

Asset Purchase Agreement

Dated April 19, 2006

Among

Easy Gardener Products, Ltd.,

Weatherly Consumer Products Group, Inc.,

Weatherly Consumer Products, Inc. and

Green Thumb Acquisition Corporation

The Purchase Price shall equal $15.32 million, plus the principal of and accrued, but unpaid interest upon the Indebtedness owed on the Closing Date, to LaSalle Business Credit, LLC and LaSalle Bank National Association (excluding any performance, success, termination or similar fees, however characterized (other than the $400,000 repayment fee that applies if LaSalle Business Credit, LLC does not provide the financing for the acquisition of the Purchased Assets)) and to CapitalSource Finance LLC (excluding any performance, success, termination or similar fees, however characterized and whether owed to CapitalSource Finance LLC on the Closing Date or paid prior thereto by draws on the DIP Loan (other than the initial $100,000 performance fee payable by Sellers to CapitalSource Finance LLC which is anticipated to be paid from the DIP Loan at the time of the final approval by the Bankruptcy Court of the DIP Loan), minus the aggregate amount of Transaction Fees incurred and paid by the Sellers after the date of this Agreement including any such Transaction Fees prepaid or paid out of amounts in escrow on the date of this Agreement.